UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2010

ADDUS HOMECARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34504	20-5340172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2401 South Plum Grove Road, Palatine, Illinois	60067
(Address of principal executive offices)	(Zip Code)

(847) 303-5300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 1, 2010, Addus HomeCare Corporation (the “Company”) entered into an Indemnification Agreement (the “Indemnification Agreement”) with Wayne Lowell, a newly-appointed member to the Company’s Board of Directors (the “Board”). See Item 5.02 below.

Pursuant to the Indemnification Agreement, the Company has agreed to hold Mr. Lowell harmless and indemnify him to the fullest extent permitted by law against all expenses, judgments, penalties, fines and amounts paid in settlement including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Mr. Lowell. The Company is not obligated to make any payment to Mr. Lowell that is finally determined to be unlawful. In respect of any threatened, pending or completed proceeding in which the Company is jointly liable with Mr. Lowell, the Company will pay the entire amount of any judgment or settlement without requiring Mr. Lowell to contribute. The Company will advance, to the extent permitted by law, all expenses incurred by or on behalf of Mr. Lowell in connection with a proceeding. No amendment, alteration or repeal of the Company’s certificate of incorporation, bylaws or the Indemnification Agreement will limit any right of Mr. Lowell in respect of any action taken or omitted by Mr. Lowell prior to such amendment.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 1, 2010, Wayne Lowell was appointed to the Company’s Board to serve a term expiring at the 2011 annual meeting of the Company’s stockholders.

Mr. Lowell will serve as the Chairman of the Audit Committee of the Board (the “Audit Committee”) and as a member of the Nominating and Corporate Governance Committee of the Board. The Board has determined that Mr. Lowell is an “independent director” as defined by the Marketplace Rules of The NASDAQ Stock Market LLC and qualifies as the “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended. In connection with Mr. Lowell’s appointment to the Audit Committee, Mark L. First resigned from the Audit Committee effective as of January 1, 2010, but remains a member of the Board. Simon A. Bachleda and Steven I. Geringer will remain on the Audit Committee with Mr. Lowell, but Mr. Lowell will serve as Chairman in lieu of Mr. Bachleda. Mr. Lowell’s appointment fills a vacancy on the Board created as a result of an increase in the number of directors in August 2009. The appointment of Mr. Lowell was effective as of January 1, 2010.

In connection with his service as an independent director, Mr. Lowell will be entitled to receive the Company’s standard independent director cash and equity compensation. Mr. Lowell will receive an annual retainer of $22,500 for service on the Board, and will receive $1,500 per Board meeting attended in person and $750 per Board meeting attended telephonically. As the Chairman of the Audit Committee, he will receive an additional annual retainer of $12,000, and as an independent director who serves on a committee, he will receive $1,000 per committee meeting attended. In addition, upon his appointment as an independent director, Mr. Lowell received 1,073 restricted shares of the Company’s common stock having an aggregate value of $10,000 based on the closing price of the Company’s common stock on The Nasdaq Global Market on the date of the grant (the “Restricted Stock”). The Restricted Stock will vest equally over a three-year period subject to the terms and conditions provided in the Company’s 2009 Stock Incentive Plan.

Item 7.01.	Regulation FD Disclosure

On January 5, 2010, the Company issued a press release announcing the appointment of Wayne Lowell to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Current Report, including the attached Exhibits, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.16 to Addus HomeCare Corporation’s Registration Statement on Form S-1, File No. 333-160634)

99.1	Press release of Addus HomeCare Corporation dated January 5, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDUS HOMECARE CORPORATION

Dated: January 5, 2010	By:	/s/ Francis J. Leonard
	Name:	Francis J. Leonard
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.16 to Addus HomeCare Corporation’s Registration Statement on Form S-1, File No. 333-160634)

99.1	Press release of Addus HomeCare Corporation dated January 5, 2010